EX-99.d.1.i

AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement between DELAWARE GROUP CASH RESERVE and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), entered into as of the 4th day of January, 2010 (the “Agreement”), amended as of the 31st day of December, 2024, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Macquarie Ultrashort Fund (formerly, Delaware Investments Ultrashort Fund)	January 5, 2016	0.30%

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust		DELAWARE GROUP CASH RESERVE

By:	/s/ Richard Salus	By:	/s/ Shawn Lytle
Name:	Richard Salus	Name:	Shawn Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer